Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Adolor Corporation

Stephen W. Webster

Senior Vice President, Finance and CFO

(484) 595-1500

ADOLOR REPORTS YEAR-END 2010 RESULTS

— ENTEREG® Net Sales Increase 74% in 2010 over 2009 —

— Phase 2 Clinical Evaluation of ADL5945 in OIC Underway —

EXTON, PA, February 23, 2010 — Adolor Corporation (NasdaqGM: ADLR) today reported a net loss of $27.3 million, or $(0.59) per basic and diluted share, for the year ended December 31, 2010, compared to a net loss of $47.9 million, or $(1.03) per basic and diluted share, for the year ended December 31, 2009.

“2010 was a year of continued progress for Adolor,” said Michael R. Dougherty, President and Chief Executive Officer.  “The year was highlighted by the advancement of our OIC program with the initiation of Phase 2 clinical evaluation of ADL5945.”  Mr. Dougherty continued, “In 2010, we also saw steady growth in ENTEREG sales and reductions in our cash burn from operations.  We look forward to continued growth for ENTEREG and to completing our Phase 2 OIC trials in the third quarter of this year.”

Operating Highlights

Net product sales of ENTEREG for the year ended December 31, 2010 were $25.4 million compared to $14.6 million for the year ended December 31, 2009, primarily driven by an increase in the number of ordering hospitals and increased penetration within existing hospital customers.  Net product sales of ENTEREG were $7.3 million for the three months ended December 31, 2010; for the same period in 2009, net product sales were $7.5 million, which included $2.6 million of product shipped to hospitals prior to that quarter, but not recognized as revenue at the time of shipment under the Company’s previous revenue recognition policy.  Effective as of the beginning of the fourth quarter of 2009, the Company began to recognize net product sales upon the shipment of ENTEREG to the hospital.  Net sales of ENTEREG for the fourth quarter of 2010 increased 12% over the third quarter of 2010.

Contract revenues were $17.9 million and $22.8 million for the years ended December 31, 2010 and 2009, respectively, and $3.7 million and $5.5 million for the three months ended December 31, 2010 and 2009, respectively.  The decreases in 2010 were driven primarily by reduced reimbursements under our GSK and Pfizer collaboration agreements.

Research and development expenses were $33.2 million and $43.9 million for the years ended December 31, 2010 and 2009, respectively, and $6.7 million and $8.5 million for the three months ended December 31, 2010 and 2009, respectively.  Research and development expenses decreased compared to the 2009 periods primarily due to reductions in expenses associated with our restructurings in June 2009 and July 2010 as well as reduced spending in our delta and certain other programs.  These decreases were partially offset by higher expenditures on our opioid-induced constipation (OIC) program.

Selling, general and administrative expenses were $34.1 million and $36.9 million for the years ended December 31, 2010 and 2009, respectively.  The decrease in 2010 was driven primarily by a reduction in general and administrative expenses as a result of our June 2009 and July 2010 restructurings and lower marketing expenses, offset partially by higher ENTEREG profit-sharing expenses under the collaboration agreement with GSK.  Profit-sharing expenses for the years ended December 31, 2010 and 2009 were $7.9 million and $2.1 million, respectively.  For the three months ended December 31, 2010 and 2009, selling, general and administrative expenses were $8.1 million and $10.9 million respectively.

Net loss for the three months ended December 31, 2010 was $3.3 million, or $(0.07) per basic and diluted share, compared to a net loss for the three months ended December 31, 2009 of $7.1 million, or $(0.15) per basic and diluted share.

Cash, cash equivalents and short-term investments at December 31, 2010 were $46.6 million.

Conference Call Information

Adolor’s management will discuss the Company’s fourth quarter and full year 2010 results in a conference call with investors beginning at 8:30 a.m. ET today, February 23, 2011.

To participate in the audio portion and have the opportunity to pose questions, dial 866-383-7989 for domestic callers or 617-597-5328 for international callers, and enter Conference ID # 15265996.  Investors also can listen to the call live by logging on to the Company’s website at www.adolor.com and clicking on “Investor Insights,” then “Calendar of Events.”

A replay of the call will be available beginning approximately two hours after the event.  To listen to a replay of the conference call, dial 888-286-8010 (domestic) or 617-801-6888 (international) and enter Conference ID # 55975035 or listen via Adolor’s website. The replay will be available for one week.

About Adolor

Adolor Corporation is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain and pain management products.

Adolor’s first approved product in the United States is ENTEREG, which is indicated to accelerate the time to upper and lower gastrointestinal recovery following partial large or small bowel resection surgery with primary anastomosis.  ENTEREG is available for short-term use in hospitals registered under the E.A.S.E.® Program.  For more information on ENTEREG, including its full prescribing information, visit

www.ENTEREG.com.  In collaboration with GSK, the Company launched ENTEREG in mid-2008.

The Company’s research and development pipeline includes: ADL5945 and ADL7445, novel mu opioid receptor antagonists undergoing clinical development for chronic OIC;  and several earlier-stage compounds under development for the management of pain and CNS disorders.

For more information, visit www.adolor.com.

Forward-Looking Statements

This press release, and oral statements made with respect to information contained in this release, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide Adolor’s current expectations or forecasts of future events.  These may include statements regarding market prospects for ENTEREG, including whether growth in net product sales will continue; anticipated scientific progress on Adolor’s research programs; development of potential pharmaceutical products, including the OIC program and the timing and results of any clinical studies of Adolor’s compounds; interpretation of clinical results; prospects for regulatory approvals; and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning or that otherwise express contingencies, goals, targets or future development.  These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, that could cause actual results and developments to differ materially from those expressed or implied in such statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries, as well as more specific risks and uncertainties facing Adolor such as those set forth in its reports on Forms 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Adolor urges you to carefully review and consider the disclosures found in its filings which are available at www.sec.gov and from Adolor at www.adolor.com.  Given the uncertainties affecting pharmaceutical companies such as Adolor, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Adolor undertakes no obligation to publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise, except as may be required by law.

This press release is available on the website http://www.adolor.com.

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[Financial information follows]

ADOLOR CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenues:
Product sales, net	$7,308,287	$7,450,343	$25,386,285	$14,609,022
Contract revenues	3,706,242	5,503,724	17,916,233	22,751,584

Total revenues, net	11,014,529	12,954,067	43,302,518	37,360,606

Operating expenses incurred:
Cost of product sales	878,931	810,800	2,876,503	1,515,073
Research and development	6,671,105	8,529,827	33,210,404	43,930,303
Selling, general and administrative	8,073,215	10,891,327	34,053,247	36,947,749
Restructuring charge (reversal)	—	(125,939)	1,918,701	3,932,582

Total operating expenses	15,623,251	20,106,015	72,058,855	86,325,707

Loss from operations	(4,608,722)	(7,151,948)	(28,756,337)	(48,965,101)
Interest and other income, net	1,273,094	95,893	1,482,269	1,050,787

Net loss	$(3,335,628)	$(7,056,055)	$(27,274,068)	$(47,914,314)

Basic and diluted net loss per share	$(0.07)	$(0.15)	$(0.59)	$(1.03)

Shares used in computing basic and diluted net loss per share	46,355,973	46,296,235	46,338,538	46,296,235

CONSOLIDATED BALANCE
SHEET DATA
(Unaudited)

	December 31,
	2010	2009
Cash, cash equivalents and short-term investments	$46,586,537	$83,205,976
Working capital	38,344,823	66,989,322
Total assets	52,757,664	91,459,434
Total stockholders’ equity	19,658,324	44,053,673